EXHIBIT 99.1

Service with Energy

—NEWS RELEASE—

To:	Business Wire, Daily Papers, Trade Press,	For: Immediate Release
Financial and Securities Analysts

Contacts:	Todd Hornbeck, CEO	(985) 727-6800
	Jim Harp, CFO	(985) 727-6802

Hornbeck Offshore Announces Purchase of Three Vessels

New Orleans, Louisiana – (BUSINESS WIRE) — May 28, 2004 — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that it has exercised its option to purchase the HOS Hotshot, a newly constructed 165 foot fast supply boat that it has been operating under a bareboat charter since it was delivered in April 2003. In addition, the Company announced that it has entered into a definitive agreement to purchase two 6,000 horsepower ocean-going tugs that were built in 1983. Hornbeck expects to close the tug acquisitions by the end of June 2004, at which time the vessels will be converted for service in the Company’s U.S. transportation fleet. The aggregate purchase price and conversion cost of the three vessels is expected to be $12.6 million.

Todd Hornbeck, the Company’s President and Chief Executive Officer, commented, “We initially in-chartered the HOS Hotshot in response to an increasing level of customer requests for a Hornbeck-crewed and operated deepwater-capable fast supply boat to complement our larger capacity new generation offshore supply vessels. We have been operating this modern, new generation vessel for over a year now at attractive dayrates and utilization for a variety of customers. The purchase of the HOS Hotshot allows us to reduce costs by eliminating the bareboat rental payment. This is another milestone in our strategic growth plan to add complementary vessel offerings to our customers in response to their expressed needs.”

Carl Annessa, Vice President and Chief Operating Officer of Hornbeck, added, “As we reported on our last conference call, we are acquiring these two higher horsepower tugs to “power” the large double-hulled tank barges that we currently have under construction for delivery late this year. In the interim, we will be able to lower our operating cost during the remainder of our annual drydocking season by using these additional Hornbeck-owned tugs to power our existing tank barge fleet, instead of in-chartering third party equipment.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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